Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of December 11 2023 (“Effective Date”), by and between Douglas Smith, an individual resident of the State of Texas (“Executive”), and International Battery Materials Ltd., incorporated under the Business Corporation Act of British Columbia (together, with its affiliates, the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1. Term. The Executive’s employment under this Agreement is effective as of the Effective Date and shall continue until terminated pursuant to any applicable provision of Section 11 of this Agreement (the “Term”).

2. Position and Duties.

a. Position. During the Term, Executive will serve as the Company’s Chief Financial Officer of the Company, reporting directly to the Company’s Chief Executive Officer. Executive will have such duties, authority and responsibilities as shall be determined from time to time by the Chief Executive Officer in its sole and absolute discretion, including without limitation managing the day to day financial operations of the Company.

b. Duties. During the Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board; provided, however, that subject to the prior written approval of the Company, which approval the Company agrees shall not unreasonably be withheld, Executive may serve as a member of the board of directors of one other company or charitable organization that is not a competitor of the Company, provided that Executive’s time commitments to any such charitable organization or other entity do not materially impact on Executive’s abilities to perform his duties under this Agreement.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office, currently located at 5847 San Felipe Street, Suite 1925, Houston, TX 77057; provided, however, that Executive may be required to travel on Company business during the Term as necessary in the performance of Executive’s duties or requested by the Board.

4. Compensation.

a. Base Salary. The Company shall pay the Executive an annual base salary of $275,000 (the “Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings. The Executive’s Base Salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term, other than as part of an across-the-board salary reduction for business or organization reasons, as to be determined in the sole and absolute discretion of the Board, that applies in the same manner to all senior executives.

b. Discretionary Bonus. Each calendar year, Executive will be eligible to earn a discretionary bonus of up to one hundred percent (100%) of Base Salary at the Board’s discretion, taking into account the Executive’s individual performance and overall Company performance (the “Annual Bonus”). The Executive’s Annual Bonus shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the Annual Bonus during the Term. The Annual Bonus, if any, awarded under this Section 4(b) will be paid on or before June 15 of the calendar year following the calendar year for which any such bonus is awarded; provided, however, that, except as set forth in Section 11a. below.

5. Equity Awards. Executive acknowledges and agrees that, as consideration for the covenants and promises contained in this Agreement, the Company will cause IBAT to grant the Executive an irrevocable right and option to purchase, from time to time, up to 450,000 common shares of the Company, with a strike price equal to the equity value of the Company as of the Effective Date (on a per-unit basis), which shall vest in accordance with the following (i) 150,000 shall vest upon the Effective Date, (ii) 150,000 shall vest on the first anniversary of the Effective Date, and (iii) 150,000 shall vest on the second anniversary of the Effective Date (the “Option Grant”), in accordance with the terms and conditions of the Award Agreement attached hereto as Exhibit A (the “Award Agreement”). On an annual basis the Board may, but shall not be required to, review Executive’s equity compensation and may award the Executive additional options to reflect Executive’s performance, the performance of the Company and competitive compensation levels, all as determined in the discretion of the Board.

6. Employee Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms and eligibility requirements of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole and absolute discretion, subject to the terms of such Employee Benefit Plan and applicable law.

7. Vacation; Paid Time-off. During the Term, the Executive shall be entitled to four (4) weeks of paid per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.

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8. Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

9. Indemnification.

a. To the extent allowed by law, in the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder or any other written agreement between Executive and/or the Company or any of its affiliates (as the case may be), by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, provided that Executive was acting in the course and scope of his employment or other responsibilities and in good faith, Executive shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees); provided, however, that Executive’s indemnification by the Company under this Section 9(a) is contingent upon Executive’s assistance to and full cooperation with the Company in any Proceeding or related legal matter.

b. During the Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall make commercially reasonable efforts to purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company. As of the date of this Agreement the Company maintains a directors and officers liability insurance policy with a limit of $20,000,000; the limit of which may be modified or increased with the approval of the Board at their sole discretion.

10. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

11. Termination of Employment. The Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least sixty (60) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section 11 shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

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a. For Cause or Without Good Reason. Executive’s employment hereunder may be terminated for Cause or by Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:

i.	any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid following the Termination Date (as defined below) in accordance with applicable law and the Company’s customary payroll procedures;

ii.	any unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date; provided, however, that, if Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

iii.	reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with applicable law and the Company’s expense reimbursement policy; and

iv.	such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Award Agreement or the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

v.	Items 11.1 (a)(i) through 11.1 (a)(iv) are referred to herein collectively as the “Accrued Amounts.”

b. For purposes of this Agreement, “Cause” shall mean:

i.	Executive’s repeated failure to substantially perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

ii.	Executive’s theft, dishonesty, breach of fiduciary duty, or falsification of any documents of the Company;

iii.	Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

iv.	Executive’s material failure to abide by the applicable code(s) of conduct or other policies of the Company;

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v.	Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

vi.	Knowing or intentional misconduct by Executive as a result of which the Company is required to prepare an accounting restatement;

vii.	Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company;

viii.	Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company;

ix.	Any intentional misconduct or illegal or grossly negligent conduct by Executive which is materially injurious, or potentially materially injurious, to the Company monetarily or otherwise; or

x.	Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which materially impairs the Executive’s ability to perform his duties under this Agreement.

c. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

i.	a material reduction in the Executive’s Base Salary other than a reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

ii.	any material breach by the Company of any material provision of this Agreement;

iii.	a material reduction in the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

iv.	a material adverse change in the reporting structure applicable to the Executive.

Executive may not terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within seven (7) calendar days of the initial existence of such grounds and the Company has had at least twenty-one (21) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within seven (7) calendar days after the end of the twenty-one day cure period described in the foregoing sentence, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

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d. Without Cause or for Good Reason. The Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts. In addition, but subject to Executive’s execution of a release of claims in favor of the Company and theirs affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and non-revocable within sixty (60) days following the Termination Date (such 60-day period, the “Release Execution Period”). If Executive executes and does not revoke a Release prior to the expiration of the Release Execution Period, then Executive will receive, in addition to the Accrued Amounts:

i.	payments equal to Executive’s Base Salary for six (6) months, which shall be paid in periodic installments in accordance with the Company’s customary payroll practices, subject to all statutory deductions and authorized withholdings;

ii.	a pro-rata portion of the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs, the determination of such bonus to remain in the sole and absolute discretion of the Board and to be payable at the time when such Annual Bonus is paid to other similarly situated executives;

iii.	If Executive timely elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents, as appliable, for a period of eighteen (18) months following the Termination Date; and

iv.	Acceleration of all vesting of equity awards pursuant to the Award Agreement.

e. Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive is terminated during the Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

i.	the Accrued Amounts; and

ii.	a pro-rata portion of the Annual Bonus, if any, that Executive would have earned for the calendar year in which the Termination Date occurs, the determination of such bonus to remain in the sole and absolute discretion of the Board and to be payable at the time when such Annual Bonus is paid to other similarly situated executives.

iii.	Acceleration of all vesting of equity awards pursuant to the Award Agreement.

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f. For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period.

12. Change in Control Termination.

a. Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within two (2) years following a Change in Control, the Executive shall be entitled to receive:

i.	the Accrued Amounts;

ii.	a lump sum amount equal Executive’s Base Salary for a period of (18) eighteen months; and

iii.	retention of all equity awards pursuant to the Award Agreement.

There will be no gross-up for the Excise Tax on parachute payments. The payment will be adjusted downward if this places the Executive in a better after-tax position.

b. Notwithstanding the foregoing, a “Change in Control” shall mean a transaction which constitutes a change in the ownership of the Company, a change in the effective control of the board of directors of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code (“Section 409(A)”).

13. Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party. The Notice of Termination shall specify:

a. The termination provision of this Agreement relied upon;

b. To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and

c. The applicable Termination Date.

14. Termination Date. Executive’s “Termination Date” shall be the date upon which Executive’s employment and this Agreement is terminated pursuant to a Notice of Termination and in accordance with the terms of this Agreement.

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15. Section 280G.

a. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would, but for this Section 15(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Agreement, “Net Benefit” means the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any reduction made pursuant to this section will he made in a manner determined by the Company that is consistent with the requirements of Section 409A.

b. All calculations and determinations under this section will be made by an independent accounting firm or independent tax counsel appointed by the Company (“Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this section, Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as Tax Counsel may reasonably request in order to make its determinations under this Section, and the costs of such determination shall be borne equally by the Company and Executive.

16. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at a reasonable hourly rate to be determined between Executive and the Company.

17. Restrictive Covenants.

a. Acknowledgment. Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, marketing strategies and other Confidential Information by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. Executive further acknowledges he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this section or the Company’s enforcement of any of the provisions of this section.

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b. Confidential Information. The Executive understands and acknowledges that during the Executive’s term of employment, the Executive will have access to and will receive Confidential Information (as defined below). Executive will not, during Executive’s employment with the Company or at any time thereafter (except on the Company’s behalf while employed by the Company), disclose, divulge, furnish, make accessible to anyone, or use in any way, any Confidential Information. “Confidential Information” means any information not generally known or readily ascertainable by the Company’s competitors or the general public. Confidential Information includes, but is not limited to, trade secrets; information about processes, research and development, products and services of the Company; pricing information; marketing and development plans; proprietary information; methods, procedures, or techniques pertaining to the business of the Company; sales or service analyses; financial information; customer names, lists or other information; formulas; algorithms; computer programs, software and software documentation; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Executive in the course of employment including similar such information received from third parties. Confidential Information does not include information that Executive can demonstrate by reliable, corroborated documentary evidence is or has become generally available to the public through no act or failure to act by Executive. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to (i) interfere with, restrain, or prevent protected employee communications regarding wages, hours, or other terms and conditions of employment; (ii) prevent disclosure of Confidential Information in accordance with the immunity provisions set forth in Section 7 of the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning disclosure (A) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (B) under seal in connection with a lawsuit (including an anti-retaliation lawsuit); or (iii) otherwise limit Executive’s right to communicate with a government agency, as provided for, protected or warranted by applicable law, as defined below. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of lithium extraction. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

i.	files any document containing trade secrets under seal; and

ii.	does not disclose trade secrets, except pursuant to court order.

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c. Non-competition.

i.	Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Executive’s term of employment and for a period of 6 months thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants and not to engage in Prohibited Activity within the United States and in all other countries where the Company operates through license of its intellectual property or otherwise.

ii.	For purposes of this Section 17, “Prohibited Activity” is any activity by Employee, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, investor, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of lithium extraction that may require or inevitably requires disclosure of trade secrets, proprietary information.

d. Non-solicitation of Employees and Customers.

i.	The Executive agrees and covenants not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or attempt to do so, during the term of the Executive’s employment and for a period of 6 months thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company.

ii.	The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. This customer information includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decision-makers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to services. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during the term of the Executive’s employment and for a period of 6 months thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax instant message, or social media), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. This restriction shall apply to:

a.	Customers or prospective customers the Executive contacted in any way during the past twelve (6) months;

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b.	Customers about whom the Executive has trade secret or confidential information;

c.	Customers who became customers during the Executive’s employment with the Company; and

d.	Customers about whom the Executive has information that is not available publicly.

e. Non-disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties. This Section 17 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, or reporting unlawful actions to any government agency. The Executive shall promptly provide written notice of any such order to Chairperson of the Compensation Committee of the Board.

f. Remedies. In the event of a breach or threatened breach by Executive of this Section 17, Executive hereby consents and agrees that the Company shall be entitled to immediately terminate compensation, terminate vesting of unvested equity awards and the Executive shall forfeit grants of restricted stock. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

18. Arbitration. Except for any claim for equitable or injunctive relief under Section 17 of this Agreement, any dispute, controversy or claim arising out of or related to this Agreement, or to the construction, interpretation or alleged breach of this Agreement, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the Houston, Texas offices of JAMS and shall be conducted consistent with the rules, regulations and requirements of JAMS, in addition to any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties; provided, however, that the Company shall not be prohibited from commencing litigation before the any appropriate judicial tribunal or court of law or equity to obtain injunctive relief to compel compliance with this Agreement.

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19. Proprietary Rights.

a. Work Product. Executive acknowledges and agrees that all right, title and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials arid all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company or result from any work performed by Executive for the Company or in which Executive was directly or indirectly involved on the Company’s behalf (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same) all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

b. For purposes of this Agreement, Work Product includes, without limitation, Company information, including data plans, publications, research, processes, formulas, assays, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, work or research in process, findings and conclusions, databases, manuals, results, developments, improvements, reports, graphics, diagrams, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, inventions, drugs, unpublished patent applications, original works of authorship discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists client lists, manufacturing information, specifications, marketing information, marketing plans, marketing data, marketing strategies, advertising information and sales information.

c. Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

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d. Further Assurances: Power of Attorney. During and after Executive’s employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

e. No License. The Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

20. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Subject to the provisions of Section 19 above, any Proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Texas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such Proceeding in such venue.

21. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

22. Amendment and Waiver. No provision of this Agreement may be unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly and expressly authorized representative of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

23. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

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24. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

25. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

26. Section 409A.

a. General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

b. Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date [and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which Executive’s separation from service occurs] shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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c. Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

i.	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

27. Notification to Subsequent Employer. If Executive’s employment with the Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in Section 17 of this Agreement. The Executive will also deliver a copy of such notice to the Company before Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employer.

28. Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive shall be null and void ab initio. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its affiliates, successors and assigns.

29. Notice. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) upon personal delivery made by hand to the person, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto, or (d) the next business day after deposit with a nationally recognized overnight courier or package delivery service guaranteeing next business day delivery, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page to this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 29:

If to the Company:

International Battery Metals, Ltd.
5847 San Felipe Suite 1925
Houston, Texas 77057
c/o Garry Flowers
Email: gflower@ibatterymetals.com

with a copy, which shall not constitute notice, to:

Christine Williford Metcalf
O’Melveny & Myers LLP
2501 N Harwood Street, Suite 1700
Dallas, Texas 75201
E-mail: cmetcalf@omm.com

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records at the time such notice is sent.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Douglas Smith
Douglass Smith
Address: 12006 Cobblestone Dr.
Houston, TX 77024
E-mail: dgsmithtex@gmail.com

COMPANY

International Battery Materials Ltd.

/s/ Garry Flowers
By: Garry Flowers
Its: Chief Executive Officer